|	NEWS
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Ford Motor Company U.S. Sales Increase in Cars, Utilities, Trucks in February; Focus up 115 Percent

•	Ford Motor Company U.S. sales increased 14 percent in February compared to February 2011 with 179,119 vehicles sold; retail sales increased 19 percent

•	Focus sales totaled 23,350 vehicles in February, representing its strongest February sales performance since 2000; Escape also set a best-ever February sales record

•	February F-Series sales totaled 47,273 pickups, up 26 percent. V6 engines comprised 57 percent of F-150 retail sales in February; EcoBoost accounted for 43 percent of mix

•	Ford announces second quarter North American production plan

DEARBORN, Mich., March 1, 2012 - Ford Motor Company posted a 14 percent increase in February U.S. sales versus year-ago levels, with 179,119 vehicles sold; retail sales increased 19 percent. The Ford brand was up 14 percent, while Lincoln posted a 16 percent increase versus year-ago levels.

“Sales momentum built as February unfolded, with higher fuel prices driving consumer demand for more fuel-efficient vehicles in the second half of the month,” said Ken Czubay, Ford vice president, U.S. Marketing, Sales and Service. “Customers are recognizing Ford for investing in new cars, utilities and trucks with strong fuel economy, especially Focus, Escape and EcoBoost-powered vehicles.”

Ford Motor Company's car sales were up 16 percent in February, with Focus contributing 40 percent to the company's total vehicle growth - more than any other vehicle. Utilities gained 5 percent, with Escape setting a best-ever February sales record with 18,666 vehicles sold. Escape has had two consecutive best-ever sales months in January and February - its strongest-ever start to a year.

America's top-selling vehicle for 30 years, the Ford F-Series posted a 26 percent increase, totaling 47,273 pickups.

Ford Motor Company's North American production plan is to build 730,000 vehicles in the second quarter of 2012, up 3 percent (20,000 vehicles) compared with the second quarter 2011. First quarter production (675,000 vehicles) is unchanged from the previous forecast.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 164,000 employees and about 70 plants worldwide, the company's automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contact(s):	Erich Merkle
Ford North America
313.806.4562
emerkle2@ford.com

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